Exhibit 5.1

FOLEY & LARDNER LLP ATTORNEYS AT LAW

February 14, 2005	ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 P. O. BOX 240 JACKSONVILLE, FL 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com

CLIENT/MATTER NUMBER 051722-0114

Trailer Bridge, Inc.

10405 New Berlin Road, East

Jacksonville, Florida 32226

Re:	Trailer Bridge, Inc. Registration Statement on Form S-4 relating to $85,000,000 aggregate principal amount of 9¼% Senior Secured Notes due November 15, 2011

Ladies and Gentlemen:

We have acted as counsel for Trailer Bridge, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the exchange of up to $85,000,000 aggregate principal amount of 9¼% Senior Secured Notes due November 15, 2011 (the “Notes”) to be registered under the Act (the “New Notes”) for a like principal amount of the Company’s issued and outstanding 9¼% Senior Secured Notes due November 15, 2011 that have not been registered under the Act (the “Old Notes”).

In our capacity as such counsel, we have reviewed the indenture (the “Indenture”), dated as of December 1, 2004, between the Company and Wells Fargo Bank, National Association, as the trustee (the “Trustee”). We also have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company, and of certain officers of the Company.

This opinion is limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware (which includes the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial interpretations concerning those laws) and the laws of the State of Florida, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We note that the Indenture is governed by New York law. We have, with your consent, relied solely on

BRUSSELS CHICAGO DETROIT JACKSONVILLE	LOS ANGELES MADISON MILWAUKEE NEW YORK	ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C. WEST PALM BEACH	004.461401.2

Trailer Bridge, Inc.

February 14, 2005

the opinion of William G. Gotimer, Jr., general counsel to the Company, filed as Exhibit 5.2 to the Registration Statement, as to matters governed by the laws of the State of New York, and this opinion is subject to the qualifications stated in such opinion.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i)	the New Notes have been duly authorized by the Company and, when executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered in exchange for the Old Notes in accordance with the terms of the Indenture, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies; and

(ii)	the Indenture has been duly authorized, executed and delivered by the Company and, assuming due execution and delivery thereof by the Trustee, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be relied upon by any person or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus that is included in the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Foley & Lardner LLP